Exhibit 10.1

Revised July 2011

Norman R. Bobins

Revised Compensation Arrangement

To be Effective as of 1/1/2011

Existing positions	Director, PrivateBancorp, Inc. (since July 2008); Director and Chairman, The PrivateBank and Trust Company (since July 2008)

Duties	In addition to Board oversight responsibilities, generally available to provide advice and counsel to CEO on banking matters and strategies; participate in new business development and advise lending team regarding retention and expansion of client relationships; attend various Bank oversight committee meetings from time to time to stay abreast of business developments; participate in meetings with regulators; serve as chair of CRA Committee; representing Bank in civic, community and charitable activities; maintain a presence on behalf of the Bank in industry trade associations and participate from time to time in legislative or regulatory initiatives as requested; other duties commensurate with position of Chairman of the Bank as reasonably requested by Board or CEO.

Term of Arrangement

Current director terms expire at 2012 annual meeting of stockholders;

Compensation arrangement to continue if re-elected so long as serving as Bank chair, subject to annual review (and adjustment as deemed appropriate) by Board in connection with annual review of director compensation

Cash Compensation	Annual cash compensation of $550,000 • Components: $50,000 director retainer 50,000 Bank chair retainer + 450,000 annual fees, payable in equal monthly installments • Total: $550,000

Director Equity	Receives same annual grant as other outside directors ($50,000 annual RSU award currently)

Office Space	Office space available within company facilities to be made available for Bobins’ use for the convenience of the Bank and Bank executives to facilitate ease of interaction with team and Bank clients and prospects; beneficial to promote the association of Bobins with the Bank and helps maximize the value of the Bank relationship with Bobins. No commitment to provide current office space if alternative utilization desired; no commitment to provide office space outside of Bank facilities.

Other Benefits	No other perqs or benefits to be provided. Previous arrangement included Company paid country clubs dues, parking and three full-time staff plus a driver.

Employee Leasing Contract	Company to enter into employee leasing contract to be effective as of January 1, 2011, with Norman Bobins Consulting LLC providing for the lease to Bobins of services of three company-paid employees currently supporting him who would continue to be employed by the company in a similar capacity. Bobins will make lease payments to the company based on actual cost so that Company fully reimbursed for all related employee expense. Employees shall be eligible to participate in company benefit plans on same terms for similarly situated employees. Either party may terminate on 60 days notice.

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